Exhibit 1

Safe Bulkers, Inc. Announces the Acquisition of One Newbuild

Panamax-Class Drybulk Vessel

ATHENS, GREECE - December 12, 2011 - Safe Bulkers, Inc. (the “Company”) (NYSE: SB) announced today that it has entered into a shipbuilding contract for the construction of one Japanese-built, drybulk Panamax-class vessel at an attractive price, with an expected delivery date in the first half of 2014.

Including this acquisition, the Company has contracted to acquire 10 drybulk newbuild vessels consisting of:  five Panamax-class vessels, including one with a delivery date in the first half of 2012, two with delivery dates in the second half of 2013 and two with delivery dates in the first half of 2014; three Kamsarmax-class vessels with delivery dates in the first half of 2012; one Post-Panamax-class vessel with a delivery date in the first half of 2012; and one Capesize-class vessel with a delivery date in the second half of 2012.

Assuming the delivery of all of the Company’s newbuilds on order, the Company’s fleet will consist of 28 vessels with deadweight capacity of approximately 2.6 million tons.

Dr. Loukas Barmparis, President of the Company said: “Our policy is to maintain a young, modern and efficient fleet offering high quality services to our Charterers. We are focusing on repeat orders for sister vessels which optimize our operations. This new acquisition is concluded at a relatively low point in the business cycle during which we intend to invest in new generation and fuel efficient designs”.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of marine drybulk transportation services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB.” The Company’s current fleet consists of 18 drybulk vessels, all built post-2003, and the Company has contracted to acquire 10 additional drybulk newbuild vessels to be delivered at various times through 2014.

Forward-Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Act of 1934, as amended) concerning future events, the Company’s growth strategy and measures to implement such strategy, including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the demand for drybulk vessels, competitive factors in the market in which the Company operates, risks associated with operations outside the United States and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President
Safe Bulkers, Inc.

Athens, Greece

Telephone: +30 210 899 4980

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis

President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax:  (212) 661-7526

E-Mail: safebulkers@capitallink.com